Exhibit 5.1

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018

January 21, 2025

CERo Therapeutics Holdings, Inc.

201 Haskins Way, Suite 230

South San Francisco, CA 94080

Re:	Securities Registered under Registration Statement on Form S-1

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering and sale by CERo Therapeutics Holdings, Inc., a Delaware corporation (the “Company”), of (i) shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”); (ii) pre-funded warrants of the Company (the “Pre-Funded Warrants”) to purchase shares of Common Stock in lieu of Shares (the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants, the “Pre-Funded Warrant Shares”) and (iii) warrants (the “Common Warrants”) to purchase shares of Common Stock (the shares of Common Stock issuable upon exercise of the Common Warrants, the “Warrant Shares”), with an aggregate offering price of up to $10,000,000. The Registration Statement also relates to the registration of the offering and sale by the Company of the Pre-Funded Warrant Shares and the Common Warrant Shares. The Shares, Common Warrants and Pre-Funded Warrants are being sold to the several purchasers named in, and pursuant to, a securities purchase agreement to be entered into between the Company and such purchasers (the “Securities Purchase Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the Delaware General Corporation Law and, with respect to numbered paragraphs 2 and 4 only, the law of New York (without giving effect to its choice-of-law rules that could result in the application of the law of any other jurisdiction).

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1. The Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Securities Purchase Agreement, will be validly issued, fully paid and nonassessable.

2. The Common Warrants have been duly authorized and, when delivered and paid for in accordance with the terms of the Securities Purchase Agreement, will be valid and binding obligations of the Company.

3. Assuming the Warrant Shares were issued today upon exercise of the Common Warrants in accordance with the terms of the Common Warrants, the Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable.

4. The Pre-Funded Warrants have been duly authorized and, when delivered and paid for in accordance with the terms of the Securities Purchase Agreement, will be valid and binding obligations of the Company.

5. Assuming the Pre-Funded Warrant Shares were issued today upon exercise of the Pre-Funded Warrants in accordance with the terms of the Pre-Funded Warrants, the Pre-Funded Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable.

January 21, 2025

Our opinions set forth above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP